Exhibit 5.1

	910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HONG KONG HOUSTON LONDON	MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON
December 7, 2021

Crestwood Equity Partners LP

811 Main Street, Suite 3400

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Partnership of up to 33,845,802 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 25, 2021, by and among the Partnership, Project Falcon Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Partnership, Project Phantom Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Partnership, Oasis Midstream Partners LP, a Delaware limited partnership (“Oasis Midstream”), OMP GP LLC, a Delaware limited liability company and the general partner of Oasis Midstream and, solely for the purposes of Section 2.1(a)(i) of the Merger Agreement, Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”).

In our capacity as your counsel in connection with the matter referred to above, we have examined originals, or copies certified or otherwise identified, of: the Certificate of Limited Partnership of the Partnership, as amended to date; the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership; the Certificate of Formation of the General Partner, as amended to date; the First Amended and Restated Limited Liability Company Agreement of the General Partner, as amended to date; the Merger Agreement; and such records, certificates of public officials, statutes and such other instruments and documents as we have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In giving the opinions set forth herein, we have relied, to the extent we deemed appropriate, on certificates, statements or other representations of officers and other representatives of the Partnership and the General Partner and others and of public officials with respect to the accuracy of the factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as copies of original documents conform to the original documents and those original documents are authentic and complete.

In connection with the opinions set forth herein, we have assumed that, prior to the issuance of any of the Common Units: (1) the Registration Statement, as finally amended (including any post-effective amendments), will have become effective under the Act and such effectiveness shall not have been terminated or rescinded; (2) the holders of common units representing limited partner interests in Oasis Midstream will have adopted the Merger Agreement and the transactions

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contemplated thereby; (3) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or waived and such transactions will have been consummated; and (4) all Common Units will be offered, issued and exchanged in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Merger Agreement. In rendering these opinions, we have also assumed that an appropriate account statement evidencing the Common Units credited to the recipient’s account maintained by the Partnership’s transfer agent and registrar will be issued by such transfer agent and the issuance of the Common Units will be properly recorded in the unit registry of the Partnership.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, upon issuance and delivery of the Common Units in accordance with the terms of the Merger Agreement and in the manner contemplated by the Registration Statement, the Common Units will be duly authorized and validly issued under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and the holders of the Common Units will have no obligation to make further payments for their Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, except for their obligation to repay any funds wrongfully distributed to them or as they otherwise may have agreed.

The opinion set forth above is limited in all respects to matters of the Delaware LP Act as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the consent statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.